                                                                 Exhibit 10.2(a)


                              SHAREHOLDER AGREEMENT


         This Agreement is made as of March 2, 2001, among NOMOS CORPORATION, a Delaware corporation (the "COMPANY") and the persons listed on SCHEDULE A hereto (each a "SHAREHOLDER", and, collectively, the "SHAREHOLDERS"). The Shareholders include John A. Friede, founder, chairman and chief operating officer of the Company (sometimes referred to herein as the "FOUNDER").

                                    PREAMBLE

         The Company presently has authorized capital stock consisting of 25 million shares of common stock, par value $.0001 per share ("COMMON"), 1 million shares of Series A Preferred, par value $.0001 per share, 4 million shares of Series B Preferred, par value $.0001 per share, and 3 million shares of Series C Preferred, par value $.0001 per share ("PREFERRED"). Pursuant to a Subscription Agreement of even date herewith, the Company has sold shares of its Series C Preferred Stock to certain of the Shareholders. The Shareholders own or vote the number of shares of the Common or Preferred shown on SCHEDULE A hereto. (The Common and the Preferred are collectively referred to herein as the "SHARES".)

         The Company, the Founder and each of the Shareholders desire to enter into this Agreement for the purposes, among others, of (a) assuring continuity in the ownership and management of the Company and (b) limiting the manner and terms by which the Company's capital stock may be transferred. Therefore, the parties agree as follows with the intent to be legally bound.

                                    AGREEMENT

         1. CERTAIN DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the following meanings:

         "AFFILIATE" means, with respect to any Shareholder, any Person who directly or indirectly controls, is controlled by or is under common control with such Shareholder, and the term "CONTROL" shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         "FAMILY GROUP" means, with respect to any individual Shareholder, (a) the parents (whether natural or adoptive) and the descendants (whether natural or adopted) of such Shareholder, (b) the siblings (whether natural or adopted) and the descendants (whether natural or adopted) of the siblings of such Shareholder, (c) the spouse of such Shareholder and the spouses of any of the foregoing Persons and (d) any trust established solely for the benefit of any of the foregoing Persons.

         "INDEPENDENT THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, (a) is not an owner of 5% or more of the Company's capital stock on a fully diluted basis, (b) is not an Affiliate of any such owner or (c) is not a member of any such owner's Family Group.

         "PERSON" means any individual, partnership, corporation, trust, limited liability company, joint venture, unincorporated organization or other entity.

         "PRO RATA SHARE" means, with respect to any Shareholder, an amount equal to the percentage determined by dividing the number of Shares held by such Shareholder on a fully diluted basis by the number of Shares held by all Shareholders on a fully diluted basis.

         "PUBLIC SALE" means any sale of Shares to the public (a) pursuant to an offering registered under the Securities Act or (b) through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k)) under the Securities Act.

         "QUALIFIED PUBLIC OFFERING" means any firm underwritten public offering of the Company's common stock registered under the Securities Act, the proceeds of which to the Company and/or the selling shareholders (if any), net of the reasonable expenses of the Company incurred in effecting such public offering, are at least $10,000,000.

         "SALE OF THE COMPANY" means (a) the sale of all or substantially all of the Company's assets or (b) the consummation of any business combination, approved by the holders of a requisite majority of the outstanding Shares, in which the Company shall be the acquired corporation and the acquiring corporation shall be an Independent Third Party.

         "SECURITIES ACT" means the Securities Act of 1933 and all rules, regulations and orders issued thereunder, as any of the same may be amended.

         "TRANSFER" means, with respect to any Shares, any sale or other transfer of such Restricted Security, whether voluntary, involuntary or by operation of law.

         2. RESTRICTIONS ON TRANSFER.

            (a) TRANSFER RESTRICTED. Except for Transfers described in Section 2(e), no Shareholder shall Transfer any interest in any Shares unless and until the requirements of Sections 2(b) and 2(c) shall be fulfilled. Any Transfer made or purportedly made in violation of this restriction shall be null and void and the Company shall not register or record such attempted Transfer in its books and records.

            (b) FIRST OFFER RIGHTS.

                (i) At least 30 days prior to making any Transfer of any Shares, a transferring Shareholder (the "TRANSFERRING SHAREHOLDER") shall give written notice (an "OFFER NOTICE") to the Company and each other Shareholder (each an "OFFEREE SHAREHOLDER"), which Offer Notice shall disclose in reasonable detail the proposed number of Shares to be transferred, the identity of the prospective transferee(s) and the proposed terms and conditions of the Transfer (including representations, warranties, covenants and indemnities); provided, that if the consideration being offered to the Transferring Shareholder consists in whole or in part of something other than U.S. dollars, then such notice shall also contain a good faith estimate of the value of such consideration in U.S. dollars and an explanation of the manner in which such estimate was made. The Transferring Shareholder shall have the right to modify any Offer Notice to reflect changed terms by giving notice to the Company and the Offeree Shareholders to such effect until the earlier to occur of (A) the date when the Company or any Offeree Shareholder elects to purchase any of such Shares, as provided below, or (B) the date which is seven days prior to the end of such 30-day period.

                (ii) The Company shall have the first right to purchase all (but not less than all) of the offered Shares, at the price and on the terms specified in the Offer Notice, by giving written notice of such election to the Transferring Shareholder and the Offeree Shareholders within 15 days after the Offer Notice is given. Such notice may also specify a lesser number of the offered Shares which the Company is willing to purchase pursuant to paragraph
(iv) below.

                (iii) If the Company does not so elect to purchase all of the offered Shares, each Offeree Shareholder shall have the right to purchase all (but not less than all) of its Pro Rata Share of the offered Shares as to which the Company has not elected to purchase pursuant to paragraph (ii) above, at the price and on the terms specified in the Offer Notice, by giving written notice of such election to the Transferring Shareholder and the Company within 30 days after the Offer Notice is given. Such notice may also specify a greater number of the offered Shares which such Offeree Shareholder is willing to purchase pursuant to paragraph (iv) below.

                (iv) Any of the offered Shares not elected to be purchased pursuant to the first sentences of paragraphs (ii) and (iii) above shall be divided among the Company and/or the Offeree Shareholders in accordance with the second sentences of paragraphs (ii) and (iii) above, with the Company to have the first right to purchase such remaining Shares. If two or more Offeree Shareholders are willing to purchase more of such remaining Shares than are available, then such remaining Shares shall be divided among such Offeree Shareholders in the same proportion as the number of Shares then owned by each such Offeree Shareholder on a fully diluted basis bears to the total number of Shares owned by all such Offeree Shareholders on a fully diluted basis.

                (v) If the Company and/or the Offeree Shareholders elect to purchase all of the offered Shares then, within 45 days after the Offer Notice is given, the Transferring Shareholder shall give written notice to the Company and the Offeree Shareholders to such effect, which notice shall also specify the number of the offered Shares that each of them is entitled to purchase. The closing of the sale of the offered Shares to the Company and/or the Offeree Shareholders shall occur within 30 days after such notice is given, and the consideration therefor shall be paid in (A) U.S. dollars (calculated using the estimate set forth in the Offer Notice, if applicable) in immediately available funds at such closing or (B) in accordance with the terms and conditions of purchase set forth in the Offer Notice, if such terms and conditions provide for a purchase other than for cash at closing.

                (vi) If the Company and/or the Offeree Shareholders do not elect to purchase all of the offered Shares then, during the 90-day period commencing 30 days after the Offer Notice is given, the Transferring Shareholder shall have the right to Transfer all (but not less than all) of the offered Shares to the transferee(s), and on terms no more advantageous to such transferee(s) than those, specified in the Offer Notice. If such offered Shares are not so transferred within such time period, then any subsequent Transfer of such securities shall be subject to all of the provisions of this Section 2(b).

            (c) PARTICIPATION RIGHTS.

                (i) At least 15 days prior to making any Transfer of any Shares, the Founder shall give written notice (a "SALE NOTICE") to the Company and each other Shareholder (each a "PARTICIPATING SHAREHOLDER"), which Sale Notice shall disclose in reasonable detail the proposed number of Shares to be transferred, the identity of the prospective transferee(s) and the proposed terms and conditions of the Transfer (including representations, warranties, covenants and indemnities); provided, that if the consideration being offered to the Founder consists in whole or in part of something other than U.S. dollars, then such notice shall also contain a good faith estimate of the value of such consideration in U.S. dollars and an explanation of the manner in which such estimate was made. The Founder shall have the right to modify any Sale Notice to reflect changed terms by giving notice to the Company and the Participating Shareholders to such effect until the date which is seven days prior to the end of such 15-day period; provided, that any Participating Shareholder who has elected to participate prior to its receipt of such further notice may thereafter revoke such election.

                (ii) Each Participating Shareholder shall have the right to participate in the proposed Transfer by giving written notice of such election to the Founder within 10 days after the Sale Notice is given.

                (iii) If any Participating Shareholders have so elected to participate in a proposed Transfer, each of the Founder and such Participating Shareholders shall be entitled to sell in such Transfer, at the same price and upon the same terms, a number of Shares equal to the product of (A) the quotient determined by dividing the percentage of Shares owned by such Shareholder on a fully diluted basis by the aggregate percentage of Shares owned by the Founder and all such Participating Shareholders on a fully diluted basis, multiplied by
(B) the number of Shares to be sold in the contemplated Transfer on a fully diluted basis.

          FOR EXAMPLE, if (A) the Sale Notice contemplates a sale of 100 shares of Shares, (B) the Founder owns 30% of all Shares on a fully diluted basis and (C) one Participating Shareholder elects to participate and owns 20% of all Shares on a fully diluted basis, the Founder would be entitled to sell 60 shares (30% / 50% x 100 shares) and the Participating Shareholder would be entitled to sell 40 shares (20% / 50% x 100 shares).

                (iv) The Founder shall use its reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Shareholders, and to the inclusion of all types of Shares, in any proposed Transfer, and the Founder shall not Transfer any Shares to the prospective transferee(s) if (A) any Participating Shareholders elect to participate in such Transfer and (B) the prospective transferee(s) refuses to allow the participation of such Participating Shareholders or to purchase the type of Shares owned by such Participating Shareholders.

                (v) After compliance with the foregoing provisions of this
Section 2(c), the Founder and the Participating Shareholders who have so elected shall be permitted to Transfer the number of Shares specified in the Sale Notice to the transferee(s) specified in such Sale Notice on terms no more advantageous to such Shareholders than those specified in such Sale Notice. Unless all of the Shareholders have elected to participate and are permitted to participate in the proposed Transfer, the closing of such Transfer shall occur during the 90-day period following the period which is 45 days after the Sale Notice is given to the Company. If such Shares are not so transferred within such time period, then any subsequent Transfer of such securities shall be subject to all of the provisions of this Section 2(c).

            (d) INTERPLAY BETWEEN FIRST OFFER RIGHTS AND PARTICIPATION RIGHTS. The following provisions shall govern the interplay between Sections 2(b) and 2(c):

                (i) If the Company and/or the Offeree Shareholders exercise their rights to purchase all of the Shares being offered pursuant to Section 2(b), then Section 2(c) shall not apply to the proposed Transfer.

                (ii) A Transfer otherwise permitted by Section 2(b)(vi) will not be permitted if such Transfer is prohibited by Section 2(c)(iv).

                (iii) The requirement in Section 2(b)(vi) that a Transferring Shareholder Transfer all of the offered Shares shall be satisfied by the Founder if the Founder and the Participating Shareholders Transfer such number of Shares in accordance with Section 2(c)(v).

            (e) PERMITTED TRANSFERS. The following Transfers may be made free from the restrictions set forth in Sections 2(b) and (except as otherwise provided) 2(c):

                (i) in the case of a Shareholder who is an individual, Transfers
(A) to any trust maintained solely for the benefit of such Shareholder, (B) to the legal guardian of such Shareholder, in the event of the mental incapacity of such Shareholder, or (C) to such Shareholder's estate or Family Group, in the event of the death of such Shareholder;

                (ii) in the case of a Shareholder who is not an individual, Transfers to any Affiliate of such Shareholder;

                (iii) in the case of Corporate Opportunities Fund, L.P. and Corporate Opportunities Fund (Institutional), L.P. (together, the "SANDERS FUNDS"), transfers between the Sanders Funds and from the Sanders Funds to their partners;

                (iv) Transfers to the Company by the holders of Series C Preferred Stock pursuant to the redemption provisions of the Amended and Restated Certificate of Incorporation of the Company; and

                (v) Transfers constituting a Sale of the Company.

            (f) TERMINATION OF RESTRICTIONS. The restrictions on Transfer set forth in Sections 2(b) and 2(c) shall automatically terminate and be of no further force and effect upon the occurrence of (i) a Qualified Public Offering or (ii) a Sale of the Company.

         3. RESTRICTIONS ON ENCUMBRANCES. No Shareholder shall assign, pledge, grant a security interest in or otherwise permit any lien or encumbrance to attach to any interest in any Shares, unless (a) the Company is the beneficiary of the same or (b) the beneficiary of the same agrees that (i) it will not Transfer or cause the Transfer of such Shares until Section 2 has been complied with and (ii) it will cause the transferee(s) of such Shares to execute and deliver to the Company a copy of this Agreement. Any action taken in violation of this restriction shall be null and void. The foregoing restriction shall not apply to Shares which have been transferred pursuant to a Public

Sale, and shall automatically terminate and be of no further force and effect upon the occurrence of (i) a Qualified Public Offering or (ii) a Sale of the Company.

         4. TRANSFEREES BOUND. As a condition precedent to any Transfer of any Shares by any Shareholder, the Transferring Shareholder shall cause the transferee(s) to execute and deliver to the Company a copy of this Agreement, whereupon such transferee(s) shall be included in the definition of "Shareholders" hereunder.

         5. PREEMPTIVE RIGHTS.

            (a) The Company hereby grants to each Shareholder the right ("PREEMPTIVE RIGHTS"), for so long as he or it shall own any Shares, to purchase his or its pro rata share (determined by dividing (A) the total number of shares of Common issuable upon conversion of the Series C Preferred Stock held of record by such holder by (B) the total maximum number of shares of Common issuable on a fully diluted basis) of any equity securities of the Company issued or sold by the Company from time to time (collectively, "NEW SECURITIES").

            (b) If the Company proposes to issue or sell any New Securities, it shall give each Shareholder fifteen (15) days written notice (a "PREEMPTIVE NOTICE") of its intention, which notice shall describe in reasonable detail the type of New Securities to be issued or sold, the identity of the prospective transferee(s) and the consideration and the terms upon which the Company proposes to issue the same; provided, that if the proposed consideration for such New Securities consists in whole or in part of something other than U.S. dollars, then such notice shall also contain a good faith estimate of the value of such consideration in U.S. dollars and an explanation of the manner in which such estimate was made. Each Shareholder shall have 10 days from the date such notice is given to elect to purchase all, but not less than all, of its pro rata share of such New Securities by giving written notice to such effect to the Company.

            (c) Following the expiration of such 10-day period, the Company shall sell to the Shareholders the New Securities, if any, which they have elected to purchase, and may sell to the transferee(s) identified in the Preemptive Notice any New Securities which such Persons have not elected to purchase for the consideration and upon the other terms specified in the Preemptive Notice; provided, that each purchaser hereunder shall pay for the New Securities purchased by it in U.S. dollars (calculated using the estimate set forth in the Preemptive Notice, if applicable) in immediately available funds at such closing. Any issuance or sale of New Securities made other than in accordance with the foregoing sentence shall be subject to all of the provisions of this Section.

            (d) The rights created by this Section 5 shall not apply (i) to any offering or sale of securities by the Company in connection with a Qualified Public Offering, (ii) to the exercise of any options to purchase, or other security convertible into, shares of Common granted to employees, officers or directors of the Company pursuant to stock option agreements, stock option plans or management incentive plans adopted by the Board of Directors of the Company, (iii) to shares issued pursuant to the exercise of currently outstanding options or warrants, or the conversion of any currently outstanding convertible securities,
(iv) to shares issued as paid-in-kind dividends or pursuant to anti-dilution rights granted to any holder of the Company's securities, (v) to shares issued in the acquisition of another company or (vi) to the issue or exercise of any warrants or any "equity kicker" to any bank, finance company, leasing company, insurance company or institutional lender in connection with the procurement of debt or lease financing accommodations for the Company or any subsidiaries.

            (e) The Preemptive Rights granted under this Section shall terminate upon the completion by the Company of an initial public offering.

         6. SALE OF THE COMPANY. If the Shareholders entitled to cast at least 51% of the votes which all Shareholders are entitled to cast approve a Sale of the Company on an arms-length basis to an Independent Third Party or an Affiliated group of Independent Third Parties, then the remaining Shareholders will consent to and raise no objections against such sale and, if such sale is structured as a sale of stock, the remaining Shareholders will agree to sell their Shares on the terms and conditions approved by the Board and Shareholders entitled to cast at least 51% of the votes which all Shareholders are entitled to cast; provided, that the foregoing obligations of the Shareholders are subject to the satisfaction of the following conditions:

            (a) upon the consummation of such sale, all of the holders of a particular type or class of Shares will receive the same form and amount of consideration per Share or, if an option is given as to the form or amount of consideration, each such holder will be given the same option; and

            (b) all holders of then currently exercisable rights to acquire shares of the Company's capital stock will be given an opportunity to either (i) exercise such rights prior to the consummation of such sale and participate in such sale as holders of capital stock or (ii) receive upon the consummation of such sale the same amount of consideration received by holders of such capital stock in connection with such sale less the exercise price of such rights.

         7. BOARD OF DIRECTORS. Except as otherwise set forth in this Section 7, the members of the Company's Board of Directors shall be elected in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation, as amended from time to time. Notwithstanding the foregoing, at all times during which Cross-Atlantic Partners, Cross-Atlantic Partners II and Cross-Atlantic Partners III (collectively "CROSS-ATLANTIC") hold at least 100,000 shares of Preferred Stock, each Shareholder shall vote the Shares owned by such Shareholder or over which it has voting control for the Cross-Atlantic Director nominated by Cross-Atlantic pursuant to that certain Letter Agreement dated September 28, 1999 among Cross-Atlantic, the Company and the Founder. In addition, each Shareholder shall vote the Shares owned by such Shareholder or over which it has voting control so that each institutional investor that is a holder of Series C Preferred Stock and that does not have Board representation shall have the right to appoint one observer to the Board of Directors, and the Company shall reimburse the reasonable expenses of such observer in attending meetings of the Board.

         8. FINANCIAL STATEMENTS. So long as 10% or more of the Series C Preferred Stock remains outstanding, the Company agrees to provide to the Shareholders quarterly unaudited financial statements and annual audited financial statements of the Company, in the case of the quarterly unaudited financial statements within 30 days of the end of the period, and in the case of the audited annual financial statements within 90 days of the end of the fiscal year.

         9. MISCELLANEOUS.

            (a) ACTION BY SHAREHOLDERS. Whenever any consent, waiver, agreement or other action of the Shareholders as a group is required or permitted hereunder, such action shall be effective if it is taken by Shareholders who own or vote at least 50% of the Common and Shareholders who own or vote at least 50% of the Preferred.

            (b) AMENDMENTS. This Agreement may be amended or terminated only by a writing signed by the Company and the requisite number of Shareholders as set forth in Section 9(a), and any such amendment or termination shall be effective only to the extent specifically set forth in such writing.

            (c) COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

            (d) ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such matters.

            (e) EQUITABLE RELIEF. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the others in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and shall have the right to specifically enforce this Agreement and the terms and provisions hereof, in addition to any other remedies available at law or in equity.

            (f) GOVERNING LAW. This Agreement shall be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State.

            (g) NOTICES. All notices, consents, requests, demands and other communications required or permitted hereunder:

                (i) shall be in writing;

                (ii) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

                (iii) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (A) a receipt executed by the addressee (or a responsible person in his or her office) or a notice to the effect that such addressee refused to accept such communication, if sent by messenger, U.S. mail or express delivery service, or (B) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers:

                         If to the Company:

                         NOMOS Corporation
                         2591 Wexford Bayne Road, Suite 400
                         Sewickley, PA  15143
                         Attn:  John Manzetti
                         Telecopier No.:  (724) 934-5488

If to any Shareholder, to the address or number set forth in the records of the Company for the purpose of giving notice to such Shareholder.

            (h) SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            (i) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns.

            (j) WAIVERS. The due performance or observance by the parties of their respective obligations hereunder shall not be waived, and the rights and remedies of the parties hereunder shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder may be waived only by a writing signed by the party or parties against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  COMPANY

                                  NOMOS CORPORATION


                                  By:     /s/ John W. Manzetti
                                     ------------------------------------------
                                  Title:    President & COO
                                        ---------------------------------------

                                  FOUNDER

                                        /s/ John A. Friede
                                  ---------------------------------------------
                                      John A Friede


                                  SHAREHOLDERS

                                  CORPORATE OPPORTUNITIES FUND, L.P.
                                  By:  SMM Corporate Management, LLC,
                                  General Partner


                                  By:     /s/ Robert Weinstein
                                     ------------------------------------------
                                              Robert Weinstein, Manager


                                  CORPORATE OPPORTUNITIES FUND
                                  (INSTITUTIONAL), L.P.
                                  By:  SMM Corporate Management, LLC,
                                  General Partner

                                  By:      /s/ Robert Weinstein
                                     ------------------------------------------
                                               Robert Weinstein, Manager


                                  CROSS ATLANTIC PARTNERS
                                  CROSS ATLANTIC PARTNERS II
                                  CROSS ATLANTIC PARTNERS III


                                  By:    /s/ John Cassis
                                     ------------------------------------------
                                  Title:    Partner

                                                                 Exhibit 10.2(a)


                                   SCHEDULE A


                                  SHAREHOLDERS
                                  ------------


Corporate Opportunities Fund, L.P.:     131,500 Series C Preferred

Corporate Opportunities Fund (Institutional), L.P.:  708,500 Series C Preferred

Cross Atlantic Partners:            184,500 Common
                                    143,500 Series A Preferred
                                    344,400 Series C Preferred

Cross Atlantic Partners II:          90,000 Common
                                     70,000 Series A Preferred
                                    168,000 Series C Preferred

Cross Atlantic Partners III:        175,500 Common
                                    136,500 Series A Preferred
                                    327,600 Series C Preferred

John A. Friede:   2,337,932 Common
                  3,689,140 Series B Preferred